EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

Recent Developments

Preliminary Full-Year Realization Results for 2025 Budget

On January 8, 2026, the Ministry of Finance announced preliminary realization figures for the 2025 budget. Based on the announcement, the realized Government revenues for 2025 are expected to reach Rp2,756.3 trillion, representing a decrease of 3.3% from Rp2,850.6 trillion for 2024. The realized revenues for 2025 comprise total tax revenues that are expected to be Rp2,217.9 trillion, representing a decrease of 0.6% from Rp2,231.8 trillion for 2024, and total non-tax revenues that are expected to be Rp534.4 trillion, representing a decrease of 8.6% from Rp584.1 trillion for 2024.

Based on the announcement, the realized Government expenditures for 2025 are expected to be Rp3,451.4 trillion, representing an increase of 2.7% from Rp3,359.8 trillion for 2024. Out of the realized Government expenditures, total central Government expenditures are expected to be Rp2,602.3 trillion, representing an increase of 4.3% from Rp2,496.2 trillion for 2024, and total transfers to regions and rural fund are expected to be Rp849.0 trillion, representing a decrease of 1.7% from Rp863.5 trillion for 2024.

As a result, the Government expects to realize a primary balance of a deficit of Rp180.7 trillion in 2025, compared to a surplus of Rp20.7 trillion in 2024. The total deficit is expected to be Rp695.1 trillion for 2025, representing 2.92% of the assumed GDP in the 2025 budget.

The preliminary 2025 budget realization results described above are preliminary and subject to finalization and audit by the Government in the ordinary course. The actual 2025 budget realization results may differ materially from what are described herein and, as such, undue reliance should not be placed on these preliminary results. See “Forward-Looking Statements.”

Progress to-date on US Tariffs

Negotiations on details of the trade agreement and its implementation have been ongoing. The Government believes that the Republic and the U.S. have agreed on all substantial issues and expects the two countries to sign a trade agreement in the immediate term.

Selected Key Economic Indicators

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,					Nine Months Ended September 30,
	2020L	2021L	2022L	2023L	2024P	2025P
National account and prices:
Real GDP growth (period-on-period)	(2.1)%	3.7%	5.3%	5.1%	5.0%	5.0%
Per capita GDP (in millions of Rupiah)	56.9	62.2	71.0	75.0	78.6	N/A
Per capita GDP (in U.S. dollars)(1)	3,912	4,350	4,784	4,856	4,960	N/A
Inflation rate (year-on-year change in CPI)	1.7%	1.9%	5.5%	2.6%	1.6%	2.9	%(2)
External sector:
Current account (% of GDP)	(0.4)%	0.3%	1.0%	(0.1)%	(0.6)%	0.1%
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(6.1)%	(4.6)%	(2.4)%	(1.6)%	(2.3)%	(1.6)%
External debt of the central Government (in trillions of Rupiah)	2,041.0	2,077.8	2,302.7	2,346.0	2,525.1	2,715.0
Debt service ratio (% of Government revenue)	47.3%	45.0%	34.5%	38.5%	42.9%	74.7%

Sources: Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,556 per U.S. dollar for 2020, Rp14,309 per U.S. dollar for 2021, Rp14,848 per U.S. dollar for 2022, Rp15,439 per U.S. dollar for 2023 and Rp15,849 per U.S. dollar for 2024. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)	As of December 31, 2025.

Economy and Gross Domestic Product

Principal Sectors of the Economy

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Nine Months Ended September 30,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	300,069	1.8	309,764	1.8
Non-Coal, Oil and Gas Manufacturing Industries	2,817,241	17.1	3,051,585	17.3

Total Manufacturing Industry	3,117,311	18.9	3,361,350	19.0
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	2,153,002	13.1	2,322,479	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,644,034	10.0	1,876,083	10.6
Forestry and Logging	98,073	0.6	97,230	0.6
Fishery	407,534	2.5	435,971	2.5

Total Agriculture, Forestry, and Fishery	2,149,641	13.1	2,409,284	13.6
Mining and Quarrying
Oil, Gas and Geothermal Mining	394,597	2.4	393,600	2.2
Coal and Lignite Mining	616,812	3.7	593,148	3.4
Metal Ore	254,307	1.5	307,178	1.7
Other Mining and Quarrying	225,172	1.4	241,812	1.4

Total Mining and Quarrying	1,490,888	9.1	1,535,737	8.7
Construction	1,641,854	10.0	1,716,080	9.7
Government Administration, Defence, Compulsory Social Security	504,429	3.1	537,856	3.0
Information and Communication	713,824	4.3	778,892	4.4
Transportation and Warehousing	1,006,943	6.1	1,083,808	6.1
Financial and Insurance Service	693,702	4.2	725,733	4.1
Education Service	452,899	2.8	487,703	2.8
Other*	1,851,673	11.2	1,999,353	11.3

Gross Value Added at Basic Prices	15,776,165	95.8	16,958,274	96.0
Taxes less Subsidies on Products	687,869	4.2	714,699	4.0

Total GDP	16,464,034	100.0	17,672,973	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Nine Months Ended September 30,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	163,547	1.7	173,809	1.7
Non-Coal, Oil and Gas Manufacturing Industries	1,783,170	18.5	1,875,329	18.6

Total Manufacturing Industry	1,946,717	20.2	2,049,138	20.3
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	1,254,107	13.0	1,320,571	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	871,957	9.1	928,863	9.2
Forestry and Logging	47,533	0.5	46,755	0.5
Fishery	215,439	2.2	220,304	2.2

Total Agriculture, Forestry, and Fishery	1,134,928	11.8	1,195,922	11.8
Mining and Quarrying
Oil, Gas and Geothermal Mining	185,478	1.9	187,298	1.9
Coal and Lignite Mining	240,551	2.5	233,654	2.3
Metal Ore	136,255	1.4	130,291	1.3
Other Mining and Quarrying	143,095	1.5	151,092	1.5

Total Mining and Quarrying	705,379	7.3	702,335	6.9
Construction	929,196	9.7	964,399	9.5
Government Administration, Defence, Compulsory Social Security	300,410	3.1	314,285	3.1
Information and Communication	645,533	6.7	700,010	6.9
Transportation and Warehousing	447,343	4.6	486,305	4.8
Financial and Insurance Service	391,158	4.1	401,537	4.0
Education Service	270,884	2.8	285,992	2.8
Other*	1,195,811	12.4	1,276,433	12.6

Gross Value Added at Basic Prices	9,221,465	95.8	9,696,926	96.0
Taxes less Subsidies on Products	402,075	4.2	408,667	4.0

Total GDP	9,623,540	100.0	10,105,593	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

In the first nine months of 2025, the manufacturing sector grew by 5.3%, compared to the first nine months of 2024, driven by continued downstreaming activities and strong domestic demand. In the first nine months of 2025, the food and beverage subsector, which accounted for 34.7% of the manufacturing sector, grew by 6.2%, supported by an increase in domestic rice production and external demand for crude palm oil, dairy products, and frozen food products. Growth in the manufacturing sector was also bolstered by a growth of 16.0% in base metal industry, supported by rising export demand, particularly for iron and steel, nickel, and aluminum products. Additionally, the chemical, pharmaceutical and traditional medicine industry grew by 8.2% in line with the higher demand for health services and higher external demand for chemical materials.

Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles

In the first nine months of 2025, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.3%, compared to the first nine months of 2024. This was driven by a growth of 6.5% in wholesale and retail trade of goods other than cars and motorcycles.

Agriculture, Forestry and Fishery

In the first nine months of 2025, the agriculture, forestry and fishery sector grew by 5.4%, compared to the first nine months of 2024. This was primarily due to a growth of 11.3% in food crops, in line with supportive measures such as the provision of additional subsidized fertilizer and agricultural machinery, as well as the improvement of irrigation infrastructure. The growth in agriculture, forestry and fishery was also supported by a growth of 8.1% in animal husbandry and a growth of 3.7% in plantation crops.

Mining and Quarrying

In the first nine months of 2025, the mining and quarrying sector contracted by 0.4%, compared to the first nine months of 2024. This was due to a contraction of 4.4% in metal ore mining and a contraction of 2.9% in coal and lignite mining, partially offset by a growth of 5.6% in mining and other excavations and a growth of 1.0% in oil, gas and geothermal mining.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

	Average Price of Crude Oil
	As of December 31,	As of September 30,
	2024P	2025P
	(in U.S. dollars per barrel)
ICP(1)	71.2	66.8

Sources:  Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

Construction

In the first nine months of 2025, the construction sector grew by 3.8%, compared to the first nine months of 2024, supported by infrastructure development, particularly national strategic projects such as public kitchens for free nutritious meals and public schools.

Transportation and Warehousing

In the first nine months of 2025, the transportation and warehousing sector grew by 8.7%, compared to the first nine months of 2024. In particular, rail transportation grew by 10.7%, land transportation grew by 9.9%, warehousing and transportation support services and post and courier increased by 9.6% and sea transportation grew by 9.0%. The growth in the transportation and warehousing sector was primarily supported by three factors: increased passenger and freight volumes across modes, a rise in domestic and international tourist trips, and higher container traffic and throughput.

Information and Communication

In the first nine months of 2025, the information and communication sector grew by 8.4%, compared to the first nine months of 2024. This growth was fueled by higher revenues from both wired and wireless telecommunications, an increase in the number of start-ups in Indonesia, increased production of Indonesian films, and the opening of new cinemas in several regions, including West Java and Banten.

Financial and Insurance Service

In the first nine months of 2025, the financial and insurance service sector grew by 2.7%, compared to the first nine months of 2024. This growth was primarily due to a growth of 1.5% in financial intermediary services and a growth of 7.9% in other financial services.

Other Sectors

None of the other sectors shown in the tables above comprised more than 5.0% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

The following tables show the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Nine Months Ended September 30,
	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
GDP	16,464,034	100.0	17,672,973	100.0
Add: Imports of goods and services	3,306,233	20.1	3,570,543	20.2

Total supply of goods and services	19,770,267	120.1	21,243,516	120.2

Less: Exports of goods and services	3,585,699	21.8	4,020,491	22.7

Total domestic expenditure	16,184,568	98.3	17,223,025	97.5

Allocation of total domestic expenditure:
Household consumption expenditure	8,916,869	54.2	9,537,286	54.0
NPISHs consumption expenditure	222,172	1.3	237,174	1.3
Government consumption expenditure	1,146,585	7.0	1,180,303	6.7

Total consumption	10,285,626	62.5	10,954,763	62.0

Gross domestic fixed capital formation	4,743,357	28.8	5,006,998	28.3
Change in inventories (residual)(1)	1,155,585	7.0	1,261,264	7.1

Total domestic expenditure	16,184,568	98.3	17,223,025	97.5

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Nine Months Ended September 30,
	2024[p]	%	2025[p]	%
	(in billions of Rupiah and percentage of GDP)
GDP	9,623,540	100.0	10,105,593	100.0
Add: Imports of goods and services	1,879,806	19.5	1,981,891	19.6

Total supply of goods and services	11,503,346	119.5	12,087,484	119.6

Less: Exports of goods and services	2,256,150	23.4	2,462,115	24.4

Total domestic expenditure	9,247,195	96.1	9,625,369	95.2

Allocation of total domestic expenditure:
Household consumption expenditure	5,074,972	52.7	5,325,631	52.7
NPISHs consumption expenditure	128,310	1.3	134,764	1.3
Government consumption expenditure	644,127	6.7	653,144	6.5

Total consumption	5,847,409	60.8	6,113,538	60.5

Gross domestic fixed capital formation	2,944,161	30.6	3,083,096	30.5
Change in inventories (residual)(2)	455,625	4.7	428,736	4.2

Total domestic expenditure	9,247,195	96.1	9,625,369	95.2

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table set forth the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of December 31,
	2024	2025
CPI(1)	106.8	109.9
Annual percentage year-on-year	1.6%	2.9%

Source: BPS

(1)	Calculated on the basis of 2022 CPI = 100. From January 2024, BPS calculated CPI based on consumption pattern obtained from 2022 Cost of Living Survey in 150 cities in Indonesia.

The following table sets forth percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	As of December 31,
	2024	2025
Food, drinks, and tobacco	1.9	4.6
Clothing and footwear	1.2	0.7
Housing, water, electricity, and household fuel	0.6	1.6
Household equipment, tools, and routine maintenance	1.0	0.2
Health	1.9	1.8
Transportation	(0.3)	1.2
Information, communication, and financial services	(0.3)	(0.3)
Recreation, sports, and culture	1.2	1.2
Education	1.9	1.2
Food and beverage providers/restaurant	2.5	1.5
Personal care and other services	7.0	13.3

Source: BPS

(1)	Annual percentage year-on-year.

In December 2025, annual inflation was 2.9%, which was higher than the annual inflation of 2.7% in November 2025. This increase was primarily due to higher inflation in food, drinks, and tobacco; transportation; and personal care and other services: annual inflation for these sectors was 4.6%, 1.2% and 13.3% in December 2025, respectively, compared to 4.3%, 0.7% and 12.5% in November 2025, respectively.

Regional Growth

In the first nine months of 2025, Java contributed 58.7% of Indonesia’s GDP, Sumatera contributed 22.4%, Kalimantan contributed 8.0%, Sulawesi contributed 7.4%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.7%.

Environment

Update on JETP, Indonesia’s Coal Phase-out Plan at Risk

As of late 2025, approximately US$3.1 billion in funding has been mobilized under the JETP (primarily as concessional loans), with negotiations ongoing for an additional US$5.5 billion, while the total commitment has adjusted to around US$21.4 billion following the U.S. withdrawal from certain contributions; progress has been slower than anticipated amid challenges in policy alignment. The Government of Indonesia remains strongly committed to the energy transition agenda, including the implementation of coal phase-out strategies through repurposing for alternative uses that support sustainable development. In December 2025, a separate JETP report highlighted the need for US$92 billion by 2050 to decarbonize Indonesia’s captive power sector, projecting renewable energy to reach 34% of captive generation by 2030.

Infrastructure Development

Constitutional Court Clarifies Land-Rights Granting Mechanism in Nusantara

On November 13, 2025, Indonesia’s Constitutional Court issued a decision concerning provisions in Law Number 3 of 2022 on the State Capital (as amended by Law Number 21 of 2023) relating to the mechanism for granting land rights in Nusantara. The Court clarified that land rights may not be granted upfront through consolidated multi-cycle tenures covering initial grants, extensions, and renewals in a single approval, as such an approach would limit periodic evaluation and state oversight.

Following the decision, land rights in Nusantara continue to be governed by the national framework under the Basic Agrarian Law, under which the right to cultivate (Hak Guna Usaha) may be granted for an aggregate period of up to 95 years and the right to build (Hak Guna Bangunan) and right to use (Hak Pakai) for up to 80 years. The court required that these rights be granted progressively, comprising an initial term followed by extensions and renewals subject to evaluation, consistent with prevailing national land-administration practices.

Labor and Employment

BPS publishes employment data through the National Labor Force Survey (Sakernas) bi-annually, with data collection in February and August of each year and releases a few months later. The core methodologies and assumptions are largely consistent across both surveys, but the February survey uses a smaller sample size, at the provincial level, on the assumption that provincial strata capture broad trends without needing finer disaggregation. The August survey uses additional data at the district and city levels.

February occurs during the peak rainy season (November-April in much of Indonesia), which can lead to higher reported unemployment or underemployment in rural areas, as temporary weather-related inactivity is captured in the survey. The August survey often results in higher unemployment due to school graduates entering the job market or seasonal migrations. The surveys are not adjusted for any of these factors, and the employment data presented below should be interpreted with those seasonal variations taken account.

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of February		As of August
	2025(1)		2025(1)
	(in millions)%		(in millions)%
Agriculture, forestry and fishing	41.6	28.5	41.3	28.2
Mining and quarrying	1.6	1.1	1.7	1.2
Manufacturing	19.6	13.5	20.3	13.9
Electricity, gas, steam and air conditioning supply	0.4	0.3	0.4	0.3
Water supply, sewerage, waste management and remediation activities	0.6	0.4	0.6	0.4
Construction	8.7	6.0	9.5	6.5
Wholesale and retail trade, repair of motor vehicles and motorcycles	28.1	19.3	27.5	18.7
Transportation and storage	6.2	4.2	6.3	4.3
Accommodation and food service activities	11.5	7.9	11.7	8.0
Information and communication	1.3	0.9	1.1	0.7
Financial and insurance activities	1.7	1.1	1.7	1.1
Real estate activities	0.5	0.3	0.5	0.4
Professional, scientific and technical activities, Administrative and support service activities	2.5	1.7	2.6	1.8
Public administration and defense, compulsory social security	5.3	3.7	5.1	3.5
Education	7.3	5.0	7.4	5.1
Human health and social work activities	2.5	1.7	2.5	1.7
Other service activities	6.4	4.4	6.5	4.5

Total	145.8	100.0	146.5	100.0

Source: BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of February		As of August
	2025(1)		2025(1)
	(in millions)%		(in millions)%
Male	87.4	59.9	88.1	60.1
Female	58.4	40.1	58.4	39.9

Total	145.8	100.0	146.5	100.0

Source: BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s labor force as of the period indicated.(1)

	As of February		As of August
	2025		2025
	(in millions)%		(in millions)%
Employed	145.8	95.2	146.5	95.2
Unemployed(2)	7.3	4.8	7.5	4.8

Total	153.1	100.0	154.0	100.0

Source: BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Foreign Investment

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Nine Months Ended September 30,
	2024P	2025P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	17,944	14,104
Debt instrument	416	(571)

Total direct investments	18,361	13,533
Portfolio investments:
Equity securities	1,113	(3,847)
Debt securities	13,159	(8,747)

Total portfolio investments	14,272	(12,594)
Financial derivatives	(875)	(1,432)
Other investments	2,576	5,981

Total foreign investment	34,334	5,488

Source: Bank Indonesia

P	Preliminary.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Nine Months Ended September 30,
	2024P	2025P
	(in millions of U.S. dollars)
Equity capital(1)	17,944	14,104
Debt instruments:
Inflow	34,658	32,417
Outflow	(34,242)	(32,988)
Total debt instruments	416	(571)

Total direct investments	18,361	13,533

Memorandum
Direct investment in Indonesia(2)	19,039	13,291

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Nine Months Ended September 30,
	2024P	2025P
	(in millions of U.S. dollars)
North America	168	1,055
USA	118	1,099
Canada	48	(47)
Other North America(2)	2	4
Central and South America	30	788
Argentina	0	(0)
Brazil	0	0
Mexico	1	(0)
Cayman Islands	(359)	34
Other Central and South America	387	754
Europe	1,748	658
European Union	533	433
Austria	307	170
Belgium	255	(164)
Denmark	(1)	1
Finland	(43)	(7)
France	26	201
Germany	73	(21)
Greece	0	(0)
Ireland	(26)	0
Italy	(67)	(38)
Luxembourg	87	(39)
Netherlands	(75)	299
Portugal	0	(0)
Spain	3	5
Sweden	(7)	7
Other European Union	3	18
United Kingdom	715	22
Russia	2	0
Turkey	7	5
Other Europe	490	198
Asia	17,197	10,199
Japan	1,712	9
People’s Republic of China	1,725	2,042
South Korea	746	875
India	1	74
Hong Kong SAR	2,640	2,868
Taiwan	91	136
Saudi Arabia	2	0
ASEAN	10,018	4,179
Brunei Darussalam	0	1
Cambodia	0	3
Lao PDR	0	0
Malaysia	(253)	(63)
Myanmar	0	(0)
Philippines	84	17
Singapore	9,829	3,953
Thailand	354	153
Vietnam	5	115
Other Asia	261	16
Australia and Oceania	(186)	356
Australia	(191)	261
New Zealand	1	(0)
Other Australia and Oceania	4	95
Africa	3	3
South Africa	1	(1)
Other Africa	3	4
Others	79	233

Total	19,039	13,291

Source: Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign direct investment recorded a surplus of U.S.$13.5 billion in the first nine months of 2025, primarily in the form of equity capital. This amount represents a 26.3% decrease from the U.S.$18.4 billion surplus recorded in the first nine months of 2024. The decline was primarily attributable to the sectors of health and social works; manufacturing; as well as financial intermediary. By country of origin, the decrease in foreign direct investment was largely driven by lower investments from Singapore and Japan.

The sectors of manufacturing; wholesale and retail trade, repair of motor vehicles, motorcycles, and personal and household goods; and mining and quarrying were the main contributors to net foreign direct investment inflows in the first nine months of 2025. With respect to country of origin, investment from Singapore was the largest contributor to the net foreign direct investment inflows, followed by investments from Hong Kong SAR and People’s Republic of China.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Nine Months Ended September 30,
	2024P	2025P

	(in millions of U.S. dollars)
Equity securities:
Inflow	62,050	60,906
Outflow	(60,937)	(64,753)
Net equity securities	1,113	(3,847)
Debt securities (net)	13,159	(8,747)

Total portfolio investments	14,272	(12,594)

Source: Bank Indonesia

P	Preliminary.

In the first nine months of 2025, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$12.6 billion, reversing the net inflow of U.S.$14.3 billion in the first nine months of 2024. The net outflow was mainly driven by net foreign capital outflow in the form of Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia, “SRBI”) and lower net foreign capital inflow in the form of Rupiah Government Debt Securities.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Nine Months Ended September 30,
	2024P	2025P

	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	3,758	2,411
Debt repayments	(2,447)	(4,880)

Total bank sector	1,311	(2,468)
Corporate sector:
Disbursements	11,739	13,266
Debt repayments	(13,128)	(11,689)

Total corporate sector	(1,389)	1,577
Other (net)(1)	2,655	6,872

Total other investments	2,576	5,981

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In the first nine months of 2025, other foreign investments surplus increased to U.S.$6.0 billion, compared to the surplus of U.S.$2.6 billion in the first nine months of 2024. The surplus is primarily attributable to net inflows in the form of currency and deposits as well as net loan disbursements to the corporate sector.

Direct Investment Realizations

Foreign Direct Investment

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Nine Months Ended September 30,
	2024P	2025P

	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,267	868
Forestry	80	54
Fishery	167	18
Mining	3,860	3,541

Total Primary Sector	5,374	4,481

Secondary sector:
Food Industry	2,196	1,812
Textile Industry	649	563
Leather Goods & Footwear Industry	668	1,119
Wood Industry	69	99
Paper and Printing Industry	2,650	1,796
Chemical and Pharmaceutical Industry	3,225	2,635
Rubber and Plastic Industry	676	877
Non Metallic Mineral Industry	677	619
Metal, Industry not Machinery & Electronic Industry	10,186	10,792
Medical Precision and Optical Instruments, Watches and Clock, Machinery and Electronic Industry	1,693	1,621
Motor Vehicles & Other Transport Equipment Industry	1,473	1,664
Other Industry	392	392

Total Secondary Sector	24,554	23,989

Tertiary sector:
Electricity, Gas & Water Supply	1,841	1,425
Construction	649	328
Trade & Repair	1,599	1,729
Hotel & Restaurant	793	683
Transportation, Storage & Communication	3,977	2,459
Housing, Ind. Estate & Office Building	2,337	1,821
Other Services	2,503	3,373

Total Tertiary Sector	13,700	11,817

Total	43,627	40,286

Source: BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Nine Months Ended September 30,
	2024P	2025P

	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	34,724	38,532
Forestry	30,609	12,780
Fishery	1,331	2,216
Mining	74,630	101,467

Total Primary Sector	141,294	154,996

Secondary sector:
Food Industry	50,461	55,862
Textile Industry	5,493	7,106
Leather Goods & Footwear Industry	1,080	1,334
Wood Industry	4,072	2,844
Paper and Printing Industry	6,832	12,899
Chemical and Pharmaceutical Industry	28,870	35,754
Rubber and Plastic Industry	5,915	10,164
Non Metallic Mineral Industry	6,235	6,734
Metal Industry not Machinery & Electronic Industry	25,259	23,746
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	3,524	6,035
Motor Vehicles & Other Transport Equipment Industry	5,781	12,544
Other Industry	3,893	3,864

Total Secondary Sector	147,414	178,886

Tertiary sector:
Electricity, Gas & Water Supply	35,688	39,753
Construction	22,746	33,198
Trade & Repair	49,764	76,213
Hotel & Restaurant	16,970	30,591
Transportation, Storage & Communication	87,591	123,955
Housing, Ind. Estate & Office Building	56,509	76,111
Other Services	49,053	76,002

Total Tertiary Sector	318,322	455,823

Total	607,029	789,704

Source: BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectorial agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Ten Months Ended October 31,
	2024P	2025P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	12,355	10,025
Non-oil and gas exports (f.o.b.)	203,724	221,927

Total exports (f.o.b.)	216,079	231,951
Total imports (c.i.f.)	193,888	198,400

Balance of trade	22,191	33,551

Source: Bank Indonesia

P	Preliminary.

In the first ten months of 2025, Indonesia recorded a trade surplus of U.S.$33.6 billion, which increased by 51.2% from the U.S.$22.2 billion surplus in the same period of 2024. The higher surplus was driven by a 7.3% year-on-year increase in exports, supported by strong demand and rising international commodity prices. This increase was partially offset by a 2.3% year-on-year increase in imports.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Ten Months Ended October 31,
	2024P	2025P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	205,793.8	223,115.7
Oil and gas exports	13,023.1	10,925.6

Total exports	218,816.9	234,041.3

Imports:
Non-oil and gas imports	163,513.2	171,607.3
Oil and gas imports	30,408.7	26,556.9

Total imports	193,921.9	198,164.2

Source: BPS

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Ten Months Ended October 31,
	2024P	2025P
	(in thousands of U.S. dollars)
General merchandise	215,221,489	230,173,219
Agricultural products
Coffee bean	1,279,572	2,113,768
Medicinal herb, aromatic and spice plant	351,622	548,556
Bird nest	457,628	406,705
Seasonal fruit	419,464	648,101
Other non-timber forest product	451,973	515,276
Seaweed and other algae	159,717	150,292
Fresh / chilled fish	116,737	137,292
Clove	223,030	184,029
Vegetables	189,614	237,224
White pepper	90,065	104,230
Tobacco	88,737	66,171
Cocoa bean	65,509	65,433
Shrimp and prawn	79,267	87,484
Rubber latex	47,445	51,937
Crab	85,324	94,779
Other agricultural products	1,026,378	994,151

Total Agricultural products	5,132,084	6,405,428

Manufacturing products
Palm oils	17,210,795	22,403,802
Iron/steel	22,160,625	24,173,379
Clothing and apparel of textile fabrics	5,871,490	6,033,162
Electrical equipment	7,059,386	8,566,265
Organic chemicals derived from agricultural products	5,398,059	8,024,824
Motor vehicle, four-wheel drive and more	5,580,525	5,908,574
Sport shoes	3,354,429	3,470,853
Crumb rubber	2,255,424	2,528,890
Pulp	2,937,681	2,966,361
Jewellery and precious articles	4,726,392	7,858,847
Nickel	6,182,253	7,467,423
Copper	2,936,336	3,153,408
Other papers	1,837,687	1,802,900
Spare parts for four or more wheeled vehicles	2,002,248	2,024,253
Machines for general purposes	1,804,537	1,878,693
Tin	1,116,474	1,317,407
Soap and household cleaning agents	1,662,443	2,038,746
Other telecommunications equipment	2,088,733	2,184,551
Outer and inner tires	1,392,082	1,385,825
Wooden furniture	1,232,616	1,177,723

	Ten Months Ended October 31,
	2024P	2025P
	(in thousands of U.S. dollars)
Fertilizers	1,021,028	1,149,299
Computer equipment	1,315,283	1,588,255
Organic chemicals derived from oil	716,372	894,906
Plywood	1,101,739	1,144,752
Spun yarn	780,151	706,556
Tanks and other armoured fighting vehicles and parts of such vehicles	981,875	1,349,889
Televisions and television equipment	1,204,175	1,200,115
Frozen shrimp and prawn	878,730	955,237
Semiconductors and other electronic components	1,817,878	3,920,806
Margarine	1,549,207	2,239,903
Oil-cake and solid residues	1,516,240	560,918
Machines for special purposes	1,144,550	1,179,330
Artificial resin (synthetic resin) and raw materials	1,049,014	1,006,522
Other organic chemicals	1,010,788	1,304,340
Oil products(1)	2,840,074	2,108,054
Liquefied Petroleum Gas(1)	289	27,246
Other manufacture products	42,681,700	47,275,629

Total Manufacturing products	160,419,307	184,977,641

Mining products
Coal	25,175,434	20,085,044
Copper ore	7,185,309	4,351,150
Lignite	5,994,291	4,407,209
Other metal ore	17	0
Crude Oil(1)	1,748,456	1,236,839
Natural Gas(1)	6,587,359	5,727,809
o/w Liquefied Natural Gas	5,169,166	4,342,236
Other mining products	956,321	1,461,591

Total Mining products	47,647,187	37,269,643

Other merchandise(2)	2,022,911	1,520,506
Other goods(3)	857,671	1,778,135

Total Exports	216,079,160	231,951,354

Memorandum(4)
Non-oil & gas exports	203,723,889	221,926,657
Oil & gas exports	12,355,271	10,024,696

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The following table sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Ten Months Ended October 31,
	2024P	2025P
	(in thousands of U.S. dollars)
America
North America
United States of America	21,492,158	25,149,986
Canada	1,167,443	1,405,672
Other North America	3,599	3,854

Total North America	22,663,200	26,559,512

Central and South America
Argentina	173,302	286,182
Brazil	1,412,883	1,833,148
Mexico	1,796,789	2,081,655
Other Central and South America	2,026,672	2,296,107
Total Central and South America	5,409,645	6,497,091

Total America	28,072,845	33,056,603

Europe
European Union
Netherlands	4,036,772	4,762,986
Belgium	1,260,907	1,616,523
Italy	1,958,734	2,486,407
Germany	1,985,467	2,193,434
France	761,162	888,644
Spain	1,707,689	1,513,082
Other European Union	2,838,574	2,984,144

Total European Union	14,549,304	16,445,220

United Kingdom	1,344,739	1,300,128
Russia	1,390,251	1,571,295
Turkey	1,593,919	1,405,441
Other Europe	1,766,427	5,022,541

Total Europe	20,644,639	25,744,624

Asia and Middle East
ASEAN
Brunei Darussalam	191,885	159,465
Philippines	8,833,633	8,610,114
Cambodia	680,444	721,036
PDR Laos	13,575	11,535
Malaysia	10,022,320	10,665,170
Myanmar	459,801	673,752
Singapore	8,968,585	10,410,176
Thailand	6,182,249	7,186,281
Vietnam	7,643,294	8,666,930

Total ASEAN	42,995,786	47,104,459

	Ten Months Ended October 31,
	2024P	2025P
	(in thousands of U.S. dollars)
Hong Kong SAR	2,191,378	1,900,497
India	17,290,218	15,326,621
Iraq	288,164	307,381
Japan	17,258,266	14,372,845
South Korea	8,907,812	8,002,661
Pakistan	2,535,223	3,224,678
People’s Republic of China	49,800,620	54,127,684
Saudi Arabia	1,978,094	2,442,470
Taiwan	5,576,774	4,710,276
Other Asia and Middle East	8,496,727	10,878,037

Total Asia and Middle East	157,319,062	162,397,610

Australia and Oceania
Australia	3,617,527	3,084,013
New Zealand	567,510	666,192
Other Australia and Oceania	475,664	498,777

Total Australia and Oceania	4,660,701	4,248,983

Africa
South Africa	665,993	866,644
Other Africa	3,042,102	4,520,591

Total Africa	3,708,095	5,387,235

Unclassified exports(1)	1,673,818	1,116,299

Total (f.o.b.)	216,079,160	231,951,354

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Ten Months Ended October 31,
	2024P	2025P
	(in thousands of U.S. dollars)
General Merchandise	190,486,281	194,047,958
Consumption Goods
Food and beverages, primary, mainly for household	2,372,542	2,481,550
Food and beverages, processed, mainly for household	5,469,146	3,870,288
Passenger motor cars	1,121,344	1,441,579
Transport equipment, nonindustrial	198,514	181,617
Durable consumer goods	1,990,686	1,861,066
Semi-durable consumer goods	3,447,387	3,874,294
Non-durable consumer goods	2,828,213	3,206,638
Fuels and lubricants, processed, oil products(2)	10,262,520	7,506,389
Goods not elsewhere specified	253,056	377,923

Total Consumption Goods	27,943,409	24,801,345

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	6,281,264	6,133,569
Food and beverages, processed, mainly for industry	4,443,546	3,779,915
Industrial supplies, primary	6,951,398	7,676,346
Industrial supplies, processed	58,640,834	59,576,882
Parts and accessories for capital goods	19,695,734	20,078,935
Parts and accessories for transport equipment	7,413,267	7,766,515
Fuels and lubricants, primary	12,446,446	11,022,540
o/w Crude oil(2)	9,415,505	8,261,338
Fuels and lubricants, processed	11,383,870	11,241,842
o/w Oil products(2)	7,455,363	7,335,660
o/w Liquefied Petroleum Gas(2)	3,320,893	3,292,606

Total Raw materials and auxiliary goods	127,256,358	127,276,544

Capital Goods
Capital goods (except transport equipment)	29,896,803	35,144,274
Passenger motor cars	1,121,344	1,441,579
Other transport equipment, industrial	3,532,522	4,734,576

Total Capital Goods	34,550,670	41,320,429

Other merchandise(3)	735,844	649,640
Other goods(4)	3,402,028	4,352,002

Total	193,888,309	198,399,960

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Ten Months Ended October 31,
	2024P	2025P
America
North America
United States of America	10,058,451	10,810,042
Canada	1,774,510	2,286,527
Other North America	80	24,508

Total North America	11,833,041	13,121,078

Central and South America
Argentina	1,147,364	1,008,490
Brazil	4,430,342	4,007,685
Mexico	290,429	1,019,292
Other Central and South America	628,977	816,403

Total Central and South America	6,497,112	6,851,870

Total America	18,330,153	19,972,948

Europe
European Union
Netherlands	751,249	686,209
Belgium	432,390	439,824
Italy	1,337,629	1,371,190
Germany	3,070,277	2,986,434
France	1,247,998	1,324,435
Spain	481,005	503,069
Other European Union	3,261,600	2,564,555

Total European Union	10,582,149	9,875,717

United Kingdom	807,736	869,070
Russia	1,753,211	1,727,226
Turkey	352,773	498,060
Other Europe	2,037,202	1,669,826

Total Europe	15,533,072	14,639,900

Asia and Middle East
ASEAN
Brunei Darussalam	369,850	194,646
Philippines	1,466,441	1,436,939
Cambodia	118,272	94,156
PDR Laos	58,538	65,945
Malaysia	8,883,507	8,982,824
Myanmar	403,558	147,548
Singapore	18,290,140	15,666,937
Thailand	8,165,666	7,721,164
Vietnam	5,308,417	5,095,301

Total ASEAN	43,064,390	39,405,459

	Ten Months Ended October 31,
	2024P	2025P
Hong Kong SAR	2,723,580	2,619,403
India	4,733,238	4,044,004
Iraq	525	199
Japan	12,110,949	12,196,354
South Korea	7,797,175	6,623,355
Pakistan	422,715	125,883
People’s Republic of China	58,941,123	70,499,108
Saudi Arabia	3,432,168	3,132,088
Taiwan	3,273,670	3,751,697
Other Asia and Middle East	4,532,474	4,438,517

Total Asia and Middle East	141,032,007	146,836,067

Australia and Oceania
Australia	8,757,241	7,791,935
New Zealand	1,051,142	927,982
Other Australia and Oceania	36,987	40,195

Total Australia and Oceania	9,845,370	8,760,112

Africa
South Africa	1,479,854	867,066
Other Africa	6,932,009	6,674,228

Total Africa	8,411,863	7,541,294

Unclassified imports(2)	735,844	649,640

Total	193,888,309	198,399,960

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Nine Months Ended September 30,
	2024P	2025P
	(in millions of U.S. dollars)
Current account	(7,430)	1,127
Goods(2)	28,535	39,720
Total exports (f.o.b.)	191,764	207,832
Non-oil and gas exports	180,716	198,733
Oil and gas exports	11,048	9,099
Total imports (f.o.b.)	(163,229)	(168,111)
Non-oil and gas imports	(137,590)	(145,279)
Oil and gas imports	(25,639)	(22,832)
Services	(13,396)	(14,916)
Primary income	(26,827)	(28,571)
Secondary income	4,257	4,893
Capital account	125	180
Financial account	8,132	(12,159)
(i) Public sector	17,932	(4,243)
Portfolio investment	15,580	(7,142)
Assets	—	—
Liabilities	15,580	(7,142)
Other investment	2,352	2,898
Assets	(1,033)	(2,566)
Liabilities	3,385	5,464
Loans	2,260	2,474
Drawings	6,294	6,967
Repayments	(4,033)	(4,492)
Other liabilities	1,125	2,990
(ii) Private sector	(9,800)	(7,916)
Direct investment	12,267	8,546
Assets	(6,094)	(4,987)
Liabilities	18,361	13,533
Portfolio investment	(4,710)	(6,939)
Assets	(3,402)	(1,486)
Liabilities	(1,308)	(5,452)
Financial derivatives	303	(13)
Other investment	(17,661)	(9,510)
Assets	(16,852)	(10,028)
Liabilities	(809)	517
Errors and omissions	(1,487)	(3,061)

Overall balance	(660)	(13,914)

Reserves and related items	660	13,914

Reserve asset position(3)	149,922	148,737

Source: Bank Indonesia

P	Preliminary.

(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In the first nine months of 2025, the current account recorded a surplus of U.S.$1.1 billion, compared to the U.S.$7.4 billion deficit in the first nine months of 2024. This was primarily due to an increase in the non-oil and gas trade balance surplus supported by exports in line with stronger global demand and higher commodity prices. In addition, the oil and gas trade balance deficit also narrowed in line with lower international oil and gas prices.

In the first nine months of 2025, the capital and financial account recorded a U.S.$12.0 billion deficit, compared to the U.S.$8.3 billion surplus in the first nine months of 2024, attributable to the deficit in portfolio investment, particularly in the form of debt securities, in line with persistently global financial market uncertainty. Meanwhile, direct investment maintained a surplus, despite a year-on-year decrease of net direct investment, thus reflecting ongoing investor confidence in the domestic economic outlook and conducive investment climate.

As a result of the foregoing, Indonesia’s balance of payments in the first nine months of 2025 booked a U.S.$13.9 billion deficit, compared to the U.S.$0.7 billion deficit the first nine months of 2024. The official reserve asset as of September 30, 2025 was U.S.$148.7 billion, a slight decrease from U.S.$149.9 billion as of September 30, 2024.

Financial System

The Banking System

As of October 31, 2025, total banking assets were Rp13,456.2 trillion, consisting of commercial bank assets of Rp13,219.5 trillion and rural bank assets (including assets of Sharia rural banks) of Rp236.7 trillion.

Islamic Financial System

As of October 31, 2025, out of the 85 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 90 investment managers licensed by OJK, there were 60 investment managers with Sharia investment management units.

As of October 31, 2025, assets of Sharia banks were Rp1,002.6 trillion, or 7.4% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of November 30,
	2024	2025P
	(in billions of Rupiah)
Base Money (M0)	1,774,691	1,729,620
Currency in Circulation(1)	1,204,536	1,250,601
Commercial Banks Demand Deposits at Bank Indonesia	472,592	451,318
Private sector Demand Deposits	7,022	10,025
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,774,691	1,729,620
Net Foreign Assets	2,077,811	2,123,933
Claims on Non-Residents	2,687,251	2,728,392
Liabilities to Non-Resident	609,440	604,459
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	—	—
Net claims on central Government	(417,471)	(59,573)
Claims on central Government	77,638	69,937
Liabilities to central Government	495,109	129,510
Claims on Other Sectors	9,858	10,009
Claims on Other Financial Institutions	40	40
Claims on Private Sectors	9,818	9,969
Monetary Policy Control(3)	664,662	409,115
Other Liabilities to Commercial & Rural Banks	(73,286)	(76,788)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	—	—
Shares and Other Equity	(494,934)	(686,807)
Net Other Items	7,996	9,675

Source: Bank Indonesia

(1)	Currency outside banks plus cash in vault.
(2)

SBI (Sertifikat Bank Indonesia) which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total outstanding SBI (Sertifikat Bank Indonesia) (net of SBI used for secondary reserve and included as a component of base money, see footnote 2), SBIS (Sertifikat Bank Indonesia Syariah, which refers to Sharia-compliance Bank Indonesia securities), Repo OPT (Operasi Pasar Terbuka) (Repo OPT refers to repurchase agreement operations conducted by Bank Indonesia as part of its open market operations), term deposit, Bank Indonesia Deposit Facility, Bank Indonesia Lending Facility, and SBN.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of October 31, 2025

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	105	13,219.5	98.2
Rural credit banks(1)	1,497	236.7	1.8

Total banking	1,602	13,456.2	100.0

Insurance:
Life insurance	48	624.3	32.7
General insurance & Reinsurance	79	296.5	15.5
Social insurance(2)	2	986.7	51.7

Total insurance	129	1,907.5	100.0

Pension funds:
Financial institution pension funds	24	154.8	38.6
Employer pension funds	160	246.6	61.4

Total pension funds	184	401.4	100.0

Finance companies(3)	148	585.6	40.4
Venture capital companies	54	26.9	1.9
Securities companies(4)	116	92.5	6.4
Mutual funds (collective investment schemes, not institutions)	1,528	499.3	34.5
Credit guarantee companies	24	48.0	3.3
Pawn shops	217	158.9	11.0
Fintech peer to peer lending(5)	96	10.7	0.7
Micro financial institutions(6)	247	1.4	0.1
Insurance and reinsurance brokers	191	24.7	1.7

Total	2,621	1,448.0	100.0

Source: OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.
(4)	These include 24 securities companies that are not members of a securities exchange but acting as broker-dealers and/or underwriters.
(5)	Fintech peer to peer lending includes Sharia.
(6)	Micro financial institutions include Sharia micro financial institutions.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of October 31,
	2024P	2025P
Assets
Loans	7,942.9	8,319.3
Interbank Assets	275.1	293.9
Placements at Bank Indonesia	858.9	908.1
Securities (including Government Bonds)	2,222.6	2,630.0
Equity Participation	126.1	120.2
Other Claims	478.6	387.8
Others	556.8	560.1

Total Assets	12,461.0	13,219.5

Liabilities
Third Party Funds	8,837.2	9,754.2
Liabilities owed to Bank Indonesia	23.6	0.4
Interbank Liabilities	192.6	178.2
Securities	99.3	112.9
Borrowing	395.4	371.9
Other Liabilities	355.3	169.2
Guarantee Deposits	5.2	5.4
Others	699.8	718.5
Capital:
Paid in Capital	313.8	315.8
Reserves	104.9	112.0
Current Earnings/Loss	255.2	216.2
Retained Earnings/Loss	810.4	890.5
Estimates of Additional Paid in Capital	300.4	315.2
Others	67.8	59.2

Total Liabilities and Capital	12,461.0	13,219.5

Source: OJK

P	Preliminary.

The following table sets forth the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of October 31,
	2024P	2025P

	(percentages)
CAR	27.8	26.4

Source: OJK

P	Preliminary.

Non-Performing Loans

The following table sets forth the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of October 31,
	2024P	2025P

	(percentages)
Gross NPL ratio*	2.1	2.3

Source:  OJK

*	Interbank loans excluded.
P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the ten months ended October 31, 2025.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	14,857
Listed shares (in billions of shares)	11,804
Average daily transaction value (in billions of Rupiah)	16,617
Average daily transaction volume (in millions of shares)	27,250

Source:  IDX

The Indonesia Sharia Stock Index, or ISSI, comprised 618 Sharia stocks listed on the IDX as of October 31, 2025. As of the same date, the market capitalization of the ISSI was Rp9,433.0 trillion.

The JII consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of October 31, 2025, the market capitalization of the JII was Rp4,697.3 trillion.

Monetary Policy

In December 2025, Bank Indonesia maintained the BI-Rate at 4.75%, the deposit facility rate at 3.75%, and the lending facility rate at 5.50%.

The decision is consistent with the efforts to maintain rupiah exchange rate stability against a backdrop of persistently high global uncertainty, while continuing to strengthen the effectiveness of transmission of accommodative monetary policy and macroprudential policy to maintain stability and foster national economic growth. Moving forward, Bank Indonesia will continue to assess the room for further BI-Rate reductions, considering the manageable inflation forecast for 2026 that remains well contained within the target of 2.5±1% and the need to jointly foster higher economic growth. Easing macroprudential policy is also reinforced by enhancing the effectiveness of liquidity provision to banks to accelerate declines in interest rates and increase credit/financing growth to the real sector, particularly in the Government’s priority sectors. Payment system policy remains directed toward supporting inclusive economic growth through broader digital payment acceptance, while strengthening the structure of the payment system industry and enhancing the resilience of payment system infrastructure.

The direction of the monetary, macroprudential, and payment system policy mix aimed at maintaining stability and bolstering sustainable economic growth is supported by the following policy measures:

1.

strengthening rupiah exchange rate stabilization through interventions in both offshore non-deliverable forward transactions and onshore spot and domestic non-deliverable forward transactions. This strategy is accompanied by purchases of government securities (Surat Berharga Negara (“SBN”)) in the secondary market;

2.	strengthening the pro-market monetary operations strategy to enhance the effectiveness of monetary policy transmission in lowering interest rates and expanding liquidity through:

i.	managing the interest rate structure of monetary instruments;

ii.	optimizing the issuance of SRBI; and

iii.	conducting measured purchases of SBN in the secondary market;

3.

providing remuneration on banks’ placements in excess reserves to enhance banks’ flexibility in utilizing excess liquidity for credit/financing to the real sector. Remuneration on excess reserves is set at 25 bps below the deposit facility rate, i.e., 3.50%, while remuneration on statutory reserves (giro wajib minimum) remains at 1.50%;

4.

strengthening the implementation of the performance-based and forward-looking macroprudential liquidity incentive policy (Kebijakan Insentif Likuiditas Makroprudensial (“KLM”)) to accelerate declines in banks’ lending/financing rates in order to optimize intermediation while maintaining prudential principles, effective December 16, 2025, as follows:

i.	maintaining the maximum KLM incentive at 5.5% of third-party funds (dana pihak ketiga);

ii.	adjusting the KLM incentive derived from lending/financing to certain sectors designated by Bank Indonesia (lending channel) from a maximum of 5% to a maximum of 4.5%;

iii.

adjusting the incentive derived from setting lending rates/financing return percentages aligned with Bank Indonesia’s policy rate direction (interest rate channel) from a maximum of 0.5% to a maximum of 1.0%;

5.

strengthening the publication of the assessment of transparency of the prime lending rate (suku bunga dasar kredit (“SBDK”)), with deeper coverage of lending rates by priority sectors under the KLM scope, including the response of changes in SBDK to changes in Bank Indonesia’s policy rate;

6.

extending the policy on credit card and the fee of Bank Indonesia National Clearing System (Sistem Kliring Nasional Bank Indonesia (“SKNBI”)) until June 30, 2026, covering: (i) the minimum payment policy for credit card holders of 5% of total billing and a late payment penalties capped at a maximum of 1% of total billing and not exceeding Rp100,000; and (ii) the SKNBI fee of Rp1 for banks and up to Rp2,900 for banks’ customers;

7.

strengthening the digital acceptance strategy in 2026 through: (i) the campaign of QRIS Jelajah Kuliner Indonesia 2026 and Tourist Travel Packs at travel destinations (“QRIS” refers to Quick Response Code Indonesian Standard), and (ii) expanding the implementation of QRIS Tap (a Near Field Communication (NFC)-based digital payment method) in the transportation and retail sectors;

8.

strengthening the availability of seamless cash and cashless payment systems in all regions of the Republic to meet the needs of the community, particularly during the Christmas and New Year festive period in 2025, which includes the SERUNAI campaign during December 8-23, 2025 to meet the demand for cash exchange services; and

9.

strengthening and expanding international cooperation among central banks, including payment system connectivity and local currency transactions, while promoting trade and investment in priority sectors in synergy with relevant institutions.

Bank Indonesia also continues to strengthen policy synergies with the Financial System Stability Committee (Komite Stabilitas Sistem Keuangan) to maintain financial system stability. Policy synergy between Bank Indonesia and the Government is further strengthened to maintain stability and support economic growth in line with the Government’s Asta Cita program.

Money Supply

The following table sets forth the money supply as of the end of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2024	1,774,691	1,062,795	1,776,745	2,384,441	5,223,981	3,908,462	114,187	9,246,630
November 2024	1,624,723	1,002,040	1,820,254	2,335,448	5,157,742	3,869,666	107,264	9,134,672
November 2025	1,729,620	1,148,410	2,089,302	2,510,290	5,748,001	4,099,170	44,404	9,891,575

Source: Bank Indonesia.

M1	Narrow money.
M2	Broad money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
		(in billions of Rupiah)
2024	1,982,701	748,934	7,046,941	1,414,908
November 2024	1,887,325	792,024	6,922,425	1,423,719
November 2025	2,070,717	860,726	7,457,051	1,652,990

Source: Bank Indonesia.

(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of November 30, 2025, broad money grew by 8.3% (year-on-year), compared to 7.0% (year-on-year) as of November 30, 2024, due to a higher increase in narrow money, which grew by 11.4% (year-on-year) as of November 30, 2025, compared to 9.1% (year-on-year) as of November 30, 2024, and a higher increase in quasi-money, which grew by 5.9% (year-on-year) as of November 30, 2025, compared to 2.3% (year-on-year) as of November 30, 2024.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,				Eleven Months Ended November 30,
	2023L	2024B	2024L	2025B	2025P

	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	2,154.2	2,309.9	2,231.8	2,490.9	1,903.9
Non-tax revenue	612.5	492.0	584.4	513.6	444.9
Total domestic revenues	2,766.7	2,801.9	2,816.2	3,004.5	2,348.8
Grants	17.2	0.4	34.4	0.6	2.7

Total revenues and grants	2,783.9	2,802.3	2,850.6	3,005.1	2,351.5

Expenditures:
Central government expenditures	2,239.8	2,467.5	2,496.2	2,701.4	2,116.2
Transfer to regions and rural fund	881.4	857.6	863.5	919.9	795.6

Total expenditures	3,121.2	3,325.1	3,359.8	3,621.3	2,911.8

Primary balance(1)	102.6	(25.5)	20.7	(63.3)	(82.2)
Surplus/(deficit)	(337.3)	(522.8)	(509.2)	(616.2)	(560.3)
Financing:
Debt Financing	404.0	648.1	558.1	775.9	614.9
Investment Financing	(89.9)	(176.2)	(59.3)	(154.5)	(44.1)
On-Lending	4.5	(0.3)	(0.2)	(5.4)	2.2
Government Guarantee	(0.3)	(0.8)	(1.5)	—	—
Other Financing	38.5	52.0	57.8	0.3	0.6

Total Financing	356.7	522.8	554.9	616.2	573.5

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,				Eleven Months Ended November 30,
	2023L	2024B	2024L	2025B	2025P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	68.8	76.4	65.1	62.8	27.9
Non-oil and gas	992.5	1,063.4	996.8	1,146.4	877.2

Total income tax	1,061.2	1,139.8	1,061.9	1,209.3	905.1
Value added tax (VAT)	763.6	811.4	828.4	945.1	681.8
Land and building tax	33.3	27.2	32.5	27.1	27.1
Excises	221.9	246.1	226.4	244.2	198.2
Other taxes	9.7	10.5	8.7	7.8	20.4

Total domestic taxes	2,089.7	2,235.0	2,158.0	2,433.5	1,832.6

International trade taxes:
Import duties	50.9	57.4	53.0	52.9	44.9
Export tax	13.6	17.5	20.9	4.5	26.3

Total international trade taxes	64.5	74.9	73.9	57.4	71.3

Total tax revenues	2,154.2	2,309.9	2,231.8	2,490.9	1,903.9

Non-tax revenues:
Natural resources:
Oil	87.4	80.5	78.0	89.0	66.5
Gas	28.8	29.6	32.7	32.0	24.7

Total oil and gas	116.2	110.2	110.6	121.0	91.2
General mining	129.1	85.8	107.8	87.5	99.5
Forestry	5.4	6.0	6.7	5.7	5.9
Fishery	0.6	3.5	1.0	1.6	0.9
Geothermal	2.8	2.2	2.8	2.2	1.8

Total non-oil and gas	138.0	97.5	118.3	97.0	108.1

Total natural resources	254.2	207.7	228.9	218.0	199.3

Profit transfer from SOEs	82.1	85.8	86.4	90.0	11.9	(1)
Other non-tax revenues	180.4	115.1	164.3	127.7	142.9
Public Service Agency (BLU) Income	95.9	83.4	104.7	77.9	90.9

Total non-tax revenues	612.5	492.0	584.4	513.6	444.9

Total domestic revenues	2,766.7	2,801.9	2,816.2	3,004.5	2,348.8

Grants	17.2	0.4	34.4	0.6	2.7

Total revenues and grants	2,783.9	2,802.3	2,850.6	3,005.1	2,351.5

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)

Profits of the SOEs held by BPI Danantara are being transferred to BPI Danantara rather than the Government. See “Privatization and Management of State-Owned Enterprises — BPI Danantara” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024.

Government revenues realization decreased by 5.7% from Rp2,492.7 trillion in the first eleven months of 2024 to Rp2,351.5 trillion in the first eleven months of 2025, representing 78.3% of the 2025 budget Government revenues target. In the first eleven months of 2025, tax revenues realization was Rp1,903.9 trillion or a decrease of 2.2% from Rp1,946.7 trillion in the first eleven months of 2024, and non-tax revenues realization was Rp444.9 trillion or a decrease of 14.8% from Rp522.4 trillion in the first eleven months of 2024, representing 76.4% and 86.6% of the 2025 budget figures, respectively. Additionally, following the creation of BPI Danantara, profit from SOEs is being transferred to BPI Danantara rather than the Government.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31				Eleven Months Ended November 30,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	412.7	484.4	464.9	521.5	468.5
Good and services expenditures	432.7	407.0	523.4	486.9	405.1
Capital expenditures	303.0	247.5	355.5	234.1	249.6
Interest payments:
Domestic debt	409.3	456.8	445.9	497.6	437.4
Foreign debt	30.6	40.5	42.5	55.2	40.7
Total interest payments	439.9	497.3	488.4	552.9	478.1
Subsidies:
Energy subsidies	164.3	189.1	177.6	203.4	152.7
Non-energy subsidies	105.3	96.9	115.1	104.5	72.4
Total subsidies	269.6	286.0	292.7	307.9	225.1
Grant expenditures	0.2	0.0	0.3	0.2	0.1
Social assistance(1)	156.9	157.3	154.9	140.1	166.8
Other expenditures	225.0	388.0	216.1	458.0	123.0

Total central Government expenditures	2,239.8	2,467.5	2,496.2	2,701.4	2,116.2

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	205.7	143.1	153.2	192.3	157.4
General allocation funds	398.0	427.7	429.2	446.6	409.5
Total general transfer funds	603.7	570.8	582.4	638.9	566.9
Specific allocation funds:
Physical special allocation fund	50.3	53.8	50.9	37.0	13.2
Non-physical special allocation fund	128.1	133.8	130.4	146.7	136.4
Grants to Regions(2)	2.9	0.5	2.2	1.6	0.1
Total specific allocation funds	181.4	188.1	183.5	185.2	149.7
Total balanced funds	785.0	758.9	765.9	824.2	716.7
Regional incentive fund	—	—	—	—	—
Specific autonomy funds(3)	17.2	18.3	18.3	17.5	14.2
Specific Fund for Special Region of Yogyakarta	1.4	1.4	1.4	1.2	1.0
Fiscal Incentives	7.9	8.0	7.0	71.0	4.1
Total Transfer to Regions	811.5	786.6	792.9	913.9	781.4
Rural Fund	69.9	71.0	70.9	6.0	14.2

Total transfers to regions and Rural Fund	881.4	857.6	863.5	919.9	795.6

Total Government expenditures	3,121.2	3,325.1	3,359.8	3,621.3	2,911.9

Source:  Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, became part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.

Total Government expenditures in the first eleven months of 2025 reached Rp2,911.9 trillion or an increase of 0.6% from Rp2,894.5 trillion in the first eleven months of 2024, representing 80.4% of the 2025 budget Government expenditures. In the first eleven months of 2025, central Government expenditures were Rp2,116.2 trillion or an increase of 0.8% from Rp2,098.6 trillion in the first eleven months of 2024, representing 78.3% of the 2025 budget figure. In the first eleven months of 2025, transfer to regions and rural funds reached Rp795.6 trillion, compared to Rp795.8 trillion in the first eleven months of 2024, representing 86.5% of the 2025 budget figure.

Fuel Prices and Subsidies

The following table sets forth the amounts of subsidies for the periods indicated.

	Year ended December 31				Eleven Months Ended November 30,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	164.3	189.1	177.6	203.4	152.7
Non-energy subsidies	105.3	96.9	115.1	104.5	72.4

Total subsidies	269.6	286.0	292.7	307.9	225.1

Source:  Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31				Eleven Months Ended November 30,
	2023L	2024B	2024P	2025B	2025P

	(Percentages)
General public services	36.2	34.8	35.9	31.2	29.1
Defense	7.7	5.5	7.6	6.1	10.4
Public order and safety	8.6	7.7	9.2	7.7	9.2
Economic affairs	21.7	26.0	21.9	29.5	22.3
Environmental protection	0.6	0.6	0.6	0.4	0.3
Housing and community amenities	1.7	1.5	1.9	0.6	0.7
Health	4.4	4.0	4.0	3.8	4.1
Tourism and culture	0.2	0.1	0.2	0.1	0.1
Religion	0.5	0.5	0.5	0.5	0.6
Education	7.7	9.0	7.9	10.1	10.0
Social protection	10.8	10.3	10.3	10.0	13.4

Total	100.0	100.0	100.0	100.0	100.0

Source:  Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The table below sets forth certain government budget expenditures for priority sectors for the periods indicated.

	Year ended December 31				Eleven Months Ended November 30,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Education	503.8	665.0	569.1	724.3	543.8
Infrastructure	389.3	423.4	395.1	402.9	236.0
Energy Subsidy	164.3	189.1	177.6	203.4	152.7
Health	185.5	187.5	194.4	218.5	170.5

Source:  Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31				Eleven Months Ended November 30,
	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	308.2	666.4	450.7	642.6	587.8
Loans
Domestic loans (net)	14.6	(0.6)	15.0	5.2	2.7
Foreign loans:
Gross drawings:
Program loan	83.0	30.0	60.0	80.0	36.8
Project loan	79.7	37.8	119.7	136.5	74.9
Total gross drawing	162.7	67.8	179.8	216.5	111.6
Amortization	(81.5)	(85.5)	(87.5)	(88.4)	(87.2)
Total foreign loan (net)	81.2	(17.7)	92.3	128.1	24.4
Total loans (net)	95.8	(18.4)	107.3	133.3	27.1

Total debt financing	404.0	648.1	558.1	775.9	614.9

Investment financing
Investment to SOEs	(42.1)	(30.7)	(35.2)	(22.7)	—
Investment to other institutions	—	(10.0)	(5.0)	—	—
Investment to public service agencies	(52.5)	(41.2)	(23.1)	(36.8)	—
Investment in financial organizations/institutions	(1.6)	(1.9)	(2.0)	(1.8)	(1.9)
Revenue of investment	26.8	—	22.9	—	9.0
Government’s Investments	(20.5)	(13.7)	(17.0)	(18.8)	(51.3)
Others investment financing	—	(65.7)	—	(55.0)	—
Investment financing reserves	—	(13.0)	—	(19.4)	—

Total investment financing	(89.9)	(176.2)	(59.3)	(154.5)	(44.1)

Lending	4.5	(0.3)	(0.2)	(5.4)	2.0
Government guarantee	(0.3)	(0.8)	(1.5)	—	—
Other financing	38.5	52.0	57.8	0.3	0.8

Total financing (net)	356.7	522.8	554.9	616.2	573.5

Source:  Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Public Debt

As of September 30, 2025, the central Government’s foreign debt-to-GDP ratio was 11.6%, with foreign debt to total debt ratio of 28.9%.

External Public Debt of the Republic

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,		As of November 30,
	2024P		2025P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	37.3		38.3
Bilateral creditors	16.8		16.7
Commercial(2)	102.9		109.7

Total	156.9		164.7

Total external public debt of the Republic, as a percentage of GDP(3)	11.4	%(4)	11.8	%(5)

Source:  Ministry of Finance.

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(4)	Total external public debt as of December 31, 2024 as a percentage of 2024 GDP.
(5)	Total external public debt as of November 30, 2025 as a percentage of GDP for the twelve months from October 2024 to September 2025.

As of November 30, 2025, 66.6% and 33.4% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of September 30, 2025 was U.S.$164.7 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of November 30,
	2024P	2025P

	(in millions of U.S. dollars)
Bilateral loans	16,756	16,743
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	21,247	22,382
Asian Development Bank	11,417	12,136
Islamic Development Bank	1,366	1,348
Nordic Investment Bank	5	5
European Investment Bank	—	—
International Fund for Agricultural Development	289	295
Asian Infrastructure Investment Bank	2,926	2,988
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	37,250	39,154

Total loans	54,006	55,898

Source:  Ministry of Finance.

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of November 30,
	2024P		2025P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	111,575	111,575	111,557	111,557
Japanese yen	2,599,685	16,642	2,277,201	14,569
Euros	25,180	26,217	28,394	32,874
SDR	185	241	109	149
British pounds	—	—	—	—
Others	Multiple Currencies	2,184	Multiple Currencies	5,577

Total	N/A	156,859	N/A	164,725

Source: Ministry of Finance.

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of November 30, 2025, 67.7%, 8.8%, 20.0% and 3.5% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including SDR), respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2023R	11.8	5.6	17.5
2024R	11.8	6.4	18.2
2025*	14.3	6.5	20.8
2026**	13.4	6.2	19.6
2027**	16.1	5.7	21.8

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to November 30, 2025 and (ii) projected principal and interest payments to be made from December 1, 2025 to December 31, 2025 based on external debt outstanding as of November 30, 2025.

**	Projected based on external debt outstanding as of November 30, 2025.

External Debt of Bank Indonesia

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,	As of October 31,
	2024P	2025P

	(in millions of U.S. dollars)
Multilateral	8,393	8,753
Commercial(2)	—	—

Total	8,393	8,753

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.

As of October 31, 2025, the external debt of Bank Indonesia amounted to U.S.$8.8 billion, comprised entirely of SDR allocation (and excluding currency, deposits and SRBI), while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2023P	0.0	174	174
2024P	0.0	196	196
2025*	0.0	265	265

Source: Bank Indonesia.

P	Preliminary
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to October 31, 2025 and (ii) projected principal and interest payments to be made from November 1, 2025 to December 31, 2025 based on external debt outstanding as of October 31, 2025.

(1)	Excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year and, for 2025, as of October 31, 2025.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,	As of October 31,
	2024P	2025P

	(in millions of U.S. dollars)
Financial institutions:
Bank	8,201	5,443
Non-bank	1,271	1,343
Total financial institutions	9,471	6,785
Non-financial institutions	35,792	33,624

Total	45,264	40,409

Source: Bank Indonesia.

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,	As of November 30,
	2024P	2025P

	(in trillions of Rupiah)
Total domestic public debt(1)	6,278.8	6,753.9

Source: Ministry of Finance.

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2023R	444.5	354.5	799.0
2024R	531.6	387.7	919.3
2025*	676.9	407.9	1,084.8
2026*	761.8	416.9	1,178.6
2027**	681.4	375.6	1,056.9

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to November 30, 2025 and (ii) projected principal and interest payments to be made from December 1, 2025 to December 31, 2025 based on external debt outstanding as of November 30, 2025.

**	Projected based on external debt outstanding as of November 30, 2025.

Contingent Liabilities from Government Guarantees

As of November 30, 2025, the Government had provided infrastructure guarantees of Rp396.7 trillion, an increase from active guarantees of Rp372.2 trillion as of December 31, 2024.

As of November 30, 2025, the Government had accumulated Rp13.67 trillion in the guarantee reserve fund account.

The guarantee that the Government provided to infrastructure projects comprised:

•

full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amounted to Rp0.1 trillion;

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounted to Rp66.4 trillion;

•

full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure and business viability guarantees under 35 GW program. Outstanding guarantees for this program amounted to Rp92.6 trillion;

•

full default risk guarantees relating to direct lending from international financial institutions (multilateral and bilateral agencies) to SOEs for the construction of infrastructure projects. Outstanding guarantees for this program amounted to Rp51.5 trillion;

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amounted to Rp0.2 trillion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several sections of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounted to Rp113.3 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amounted to Rp23.0 trillion;

•

full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of the Jabodebek LRT system in Greater Jakarta. Outstanding guarantees for this program amounted to Rp21.6 trillion;

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amounted to Rp0.2 trillion; and

•	full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of high-speed rail Jakarta-Bandung. Outstanding guarantees for this program amounted to Rp9.0 trillion.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of period	Period average

2021	14,253	14,296
2022	15,568	14,873
2023	15,397	15,247
2024	16,095	15,841
2025	16,675	16,466
January 2026 (through January 6, 2026)	16,750	16,737

Source: Bank Indonesia

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,
	2024		2025

	(in millions of U.S. dollars, except for months)
Gold	6,602		11,932
SDRs	7,236		7,598
Reserve position with the IMF	1,034		1,087
Foreign exchange and others	140,848		135,853

Total	155,719		156,471

Total as number of months of imports and Government external debt repayments	6.5	P	6.3	P

Source: Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2025, official international reserves position was U.S.$156.5 billion, equivalent to 6.3 months of imports and servicing government’s external debt. This is well above the international adequacy standard of around three months of imports.

Regional Swap Arrangements of the Republic

As of December 31, 2025, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,		As of September 30,
	2024P		2025P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.8		40.3
Debt service to GDP ratio	5.5	(1)	4.6	(2)
Total public debt of the central Government (in billions of U.S.$) (3)	545.5		563.7
—% in Loans	12.3		13.0
—% in Bonds	87.7		87.0

Source: Ministry of Finance, Bank Indonesia.

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Calculated as debt service for 2024 divided by 2024 GDP at current prices.
(2)

Calculated as debt service for the nine months ended September 30, 2025, divided by GDP at current prices for the twelve months ended September 30, 2025 (comprising the fourth quarter of 2024 and the first three quarters of 2025), as reported by BPS.

(3)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of September 30, 2025, the central Government’s debt-to-GDP ratio was 40.3%, with U.S.$563.7 billion of total public debt of the central Government, of which 13.0% was in loans and 87.0% was in bonds.